SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) -April 18, 2003

                           LaSalle Re Holdings Limited
             (Exact Name of Registrant as Specified in its Charter)

         Bermuda                           1-12823             Not Applicable
(State or Other Jurisdiction             (Commission            (IRS Employer
of Incorporation)                        File Number)        Identification No.)

       LOM Building, 27 Reid Street
         Hamilton, HM 11, Bermuda                              Not Applicable
 (Address of Principal Executive Offices)                        (Zip Code)

                                 (441) 292-4985
              (Registrant's telephone number, including area code)

                                      None
          (Former Name or Former Address, if Changed Since Last Report)

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Item 5. Other Events.

      Trenwick Group Ltd. ("Trenwick"), entered into Amendment No. 1 to the Rights Agreement, dated as of April 18, 2003 (the "First Amendment"), with EquiServe Trust Company, N.A. (successor to First Chicago Trust Company of New
York) (the "Rights Agent") pursuant to which to the Rights Agreement dated as of September 27, 2000 (the "Rights Agreement") between Trenwick and the Rights Agent was amended.

      The First Amendment enumerates an additional exclusion from the definition of "Acquiring Person" under the Rights Agreement. Specifically, it gives the Board of Directors the authority to determine that a person should be excluded from the definition of Acquiring Person under the Rights Agreement, provided the determination is made prior to the time such Person would otherwise become an Acquiring Person. Generally, under the Rights Agreement, a person becomes an "Acquiring Person" when such person, together with all affiliates and associates of such person, is the "Beneficial Owner" of 15% or more of Trenwick's Common Shares, par value $0.10 per share (the "Common Shares") outstanding. "Beneficial Ownership" arises under the Rights Agreement when a person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) the Common Shares pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

      On February 20, 2003, Trenwick delivered a notice to European Reinsurance Company of Zurich ("European Re") that Trenwick's GAAP Net Worth (as defined in the Certificate of Designation, Preferences and Rights (the "Certificate of Designation") of the Series B Cumulative Convertible Perpetual Preferred Shares (the "Series B Shares")) had fallen below $225 million.

      Trenwick's GAAP Net Worth has not equaled or exceeded $225 million during the period from February 20, 2003 through April 21, 2003 (which is 60 days after the date of the notice), as a result, a Net Worth Conversion Event (as defined in the Certificate of Designation) has occurred on April 21, 2003, and the Series B Shares are now convertible at the option of European Re into the Common Shares upon 60 trading days advance notice to Trenwick. European Re has not delivered to Trenwick such a notice of conversion. In the event of a conversion of all of the Series B Shares, European Re would become the beneficial owner of more than 15% of Trenwick's Common Shares outstanding and consequently would be an Acquiring Person under the Rights Agreement.

      On April 18, 2003, the Board of Directors of Trenwick, in accordance with the Rights Agreement, as amended by the First Amendment, adopted a resolution excluding European Re from the definition of Acquiring Person under the Rights Agreement (the "Exclusion"). The Exclusion only applies to the Beneficial Ownership (as defined in the Rights Agreement) resulting from the right of conversion under the Series B Shares that arises upon the occurrence of a Net Worth Conversion Event on April 21, 2003, and does not by its terms apply with respect to any Common Shares acquired by European Re upon exercise of such rights of conversion. In addition, the Exclusion will no longer apply (i) following the date which is 10 days after the date on which European Re provides notice


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

to Trenwick of a Proposed Conversion Date (as defined in the Rights Agreement) or (ii) if European Re becomes the Beneficial Owner of any additional Common Shares.

      The description herein of the First Amendment is qualified in its entirety by reference to the full text of the First Amendment, a copy of which is attached hereto as Exhibits 99.1 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

(c)   Exhibits

      99.1 Amendment No. 1 to the Rights Agreement, dated as of April 18, 2003, by and between Trenwick Group Ltd. and EquiServe Trust Company, N.A. (successor to First Chicago Trust Company of New York).


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

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            LA SALLE RE HOLDINGS LIMITED


                                            By: /s/ Alan L. Hunte
                                               ---------------------------------
                                                Alan L. Hunte
                                                Director

Dated: April 21, 2003


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

                                  EXHIBIT INDEX

Exhibit No.                             Description
-----------                             -----------

    99.1 Amendment No. 1 to the Rights Agreement, dated as of April 18, 2003, by and between Trenwick Group Ltd. and EquiServe Trust Company, N.A. (successor to First Chicago Trust Company of New
                  York).


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